GXO Appoints Two New Members to Its Board of Directors GREENWICH, Conn., July 31, 2025 — GXO Logistics, Inc. (NYSE: GXO), the world’s largest pure-play contract logistics provider, today appointed Patrick Byrne and Michael Kneeland to its board of directors, effective immediately. Additionally, Dr. Jason Papastavrou has stepped down from the board. These appointments follow the election of five new board members in May, bringing the total to ten directors, nine of whom are independent. Brad Jacobs, GXO’s chairman, said, “With a new CEO set to take the helm next month, it’s been a natural time to refresh our board of directors. These changes reflect a proactive approach to board refreshment, ensuring a strong leadership team for GXO’s future. We’ve now added seven outstanding independent directors this year, and their broad expertise in supply chain will be a powerful asset as GXO enters its next chapter of growth. On behalf of the entire board, I want to express our deep appreciation to Jason for his many valuable contributions over four years on the GXO board and, prior to that, 10 years on the board of our predecessor company, XPO.” Brief biographies of the newly appointed directors are provided below. For more information about GXO’s board of directors, visit gxo.com/about-gxo/leadership-team. • Patrick Byrne – A digital leader for more than three decades, Byrne served as CEO of GE Digital and SVP of operational transformation at General Electric. He previously held senior leadership positions at Fortive, Danaher, and Tektronix. He serves as non- executive chair of Diebold Nixdorf and chair of Verra Mobility. Prior, he served as an independent director at Micron Technology. • Michael Kneeland – Kneeland serves as chair of Gildan Activewear and as non- executive chair of United Rentals, following his retirement as CEO in 2019. Kneeland led United Rentals’ expansion over 26 years, including overseeing approximately $8 billion in acquisitions. He also held board positions at YRC Worldwide and Brinks Home Security. About GXO GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is positioned to capitalize on the rapid growth of ecommerce, automation and outsourcing. GXO has over 150,000 team members across more than 1,000 facilities, totaling more than 200 million square feet. The company serves the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube. Media contact Matthew Schmidt

+1 203-307-2809 matt.schmidt@gxo.com Investor contact Kristine Kubacki, CFA +1 203-769-7206 kristine.kubacki@gxo.com